SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 10, 2015

ROYALE ENERGY, INC.
(Exact name of registrant as specified in its charter)

California	0-22750	33-02224120
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3777 Willow Glen Drive
El Cajon, California 92019-4601
(Address of principal executive office)
Issuer's telephone number:  (619) 383-6600

Item 1.01  Entry into a Material Definitive Agreement

On November 10, 2015, Royale Energy, Inc. (NASDAQ: ROYL) entered into an agreement to sell a portion of on Royale’s Alaskan North Slope property.  The company will sell its working interest in its Western Block, consisting of approximately 39,500 acres to 70 & 146, LLC, for gross consideration of $2 million in cash.  The sale requires approval by the State of Alaska and contains other standard terms and conditions, including verification by the purchaser that all royalties, rentals, and other payments due under the leases have been properly and timely paid, that all conditions necessary to keep the leases in full force and effect have been fully performed, and that there are no other material adverse claims on the leases.  Royale will retain a one and one third percent overriding royalty interest in the property being sold.

In December 2011, Royale acquired 96,000 acres of leasehold acreage on the Alaskan North Slope.  Over the past four years, the Company acquired and processed 3D seismic data, further positioning the acreage for development. Following the transaction, Royale will retain approximately 57,000 acres for which it is evaluating alternatives including similar dispositions or joint venture arrangements.

Royale considers this sale a key step in its plan to strengthen its balance sheet and regain compliance with NASDAQ listing requirements. A portion of the sale proceeds will be used to fund Royale’s upcoming drilling campaign scheduled to begin in December 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALE ENERGY, INC.

Date: November 13, 2015	/s/ Stephen M. Hosmer
Stephen M. Hosmer, Co-President and Chief Financial Officer